Exhibit 15


Insilco Corporation
Columbus, Ohio

Ladies and Gentlemen:

Registration Statement (Form S-8)

With respect to the registration statement (Form S-8) for the Insilco Holding Co. and Insilco Corporation Equity Unit Plan, we acknowledge our awareness of the use therein of our reports dated April 22, 1998 and July 22, 1998 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,



/s/ KPMG Peat Marwick LLP

Columbus, Ohio
August 14, 1998